CENTER BANCORP, INC. ANNOUNCES APPOINTMENT OF A. RICHARD ABRAHAMIAN AS CFO

UNION, NJ -- (MARKET WIRE) -- 3/27/2008 - Center Bancorp, Inc. (NASDAQ: CNBC) (the “Corporation”), parent company to Union Center National Bank of Union, New Jersey, announced today that the Corporation’s Board of Directors approved the appointment of A. Richard Abrahamian as Vice President and Treasurer of the Corporation and Senior Vice President and Chief Financial Officer of Union Center National Bank (the “Bank”), the Corporation’s wholly-owned subsidiary.

Mr. Abrahamian joined the Bank in February, 2008 as Senior Vice President of Finance. He was formally Senior Vice President and Chief Financial Officer of Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank.

Mr. Abrahamian earned a BS in Accounting and MBA in Finance from Fairleigh Dickinson University and is a graduate of the University of Delaware’s Stonier Graduate School of Banking.

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.
The Bank, through its subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds and financial planning. In the fourth quarter of 2007, Center formed a title insurance partnership, Center Title LLC, with Progressive Title Company in Parsippany to provide title services in connection with the closing of real estate transactions.

The Bank currently operates 13 branches in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (1 location), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com.

Investor Inquiries:

Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886